                                                                      EXHIBIT 13

                                  August 14, 1998



Mr. Richard M. Beyer
13503 Fremont Road
Los Altos Hills, California  94022

Dear Richard:

     This letter confirms our agreement and understanding concerning your termination from VLSI Technology, Inc. (the "Company" or "VLSI") which is to be effective September 11, 1998 (the "Termination Date"), your resignation from VLSI's Board of Directors which is to be effective on or before the Effective Date (as defined in paragraph 1(b) below), and the following arrangement that is being offered to you.

     If you agree to the terms and conditions of this letter agreement, please sign one copy and return it to me within twenty-one (21) days of receipt:

     1.   VLSI agrees that it will:

          a. Provide continuation of your current base salary and benefits, including, but not limited to, vacation accrual until the Termination Date.

          b. Pay you $525,000 less applicable deductions on the "Effective Date" of this letter agreement, which is the date that is eight (8) days (or the next business day if the eighth (8th) day is not a normal workday) after VLSI receives an executed copy of this letter agreement, provided there has been no revocation by you.

          c. Pay the premiums for your health, dental and vision benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), to the extent you are eligible for such COBRA benefits, until the earlier of (i) eighteen (18) months after the month of the Termination Date or
(ii) the date that you become covered under another employer's group health, dental or vision insurance plans. You understand that you must sign the appropriate request for COBRA benefits and, if you wish such benefits to be further continued and you remain eligible, you must thereafter pay the relevant premiums.

          d. Indemnify you, in accordance with the applicable provisions of the Company's articles of incorporation and bylaws, against all expense, liability and loss (including attorneys' fees and settlement payments) that you may incur by reason of any action, suit or proceeding arising from or relating to the performance of your duties as an officer or director of the Company.

     2. You currently hold outstanding stock options for 500,000 shares of the Company's common stock ("Company Options"). As of the Termination Date, the Company Options are vested and exercisable for a total of 172,916 shares (the "Vested Company Options") and unvested as to 327,084 shares (the "Unvested Company Options"). Your Vested Company Options must be exercised on or before October 10, 1998; to the extent such Vested Company Options are not exercised on or before October 10, 1998, they shall terminate without consideration to you. Your Unvested Company Options shall terminate as of the Termination Date; provided, however, that as additional consideration for your release under paragraphs 8 and 9 below, a portion of certain of your Unvested Company Options (the "Additional Vested Portion") shall become vested and exercisable as of the Effective Date and shall remain exercisable until September 11, 1999, subject to the original term of such options; to the extent such Additional Vested Portion is not exercised on or before September 11, 1999, it shall terminate without consideration to you. The Additional Vested Portion shall consist of that portion of the Unvested Company Options granted to you on September 9, 1996, covering a total of 250,000 shares (Grant #013441 and Grant #013442) that would have vested had you remained employed with the Company through September 11, 1999. The Additional Vested portion is reflected on the attached Schedule A. Your Company Options may be exercised by you (to the extent vested) pursuant to the terms of your stock option agreement(s). To the extent your options are non-qualified options under the federal income tax laws, you will recognize compensation income in connection with his exercise of those options, and you agree to satisfy all applicable withholding taxes associated with each such exercise.

     3. I would like to remind you of your continuing obligation not to reveal any confidential information of VLSI, and your obligations regarding inventions, confidentiality and other matters under the agreement you signed when you started your employment at VLSI or thereafter, a copy of which is attached.
That agreement shall continue in effect and is hereby incorporated by reference.

     4. The payment of the compensation and benefits set forth above is conditioned on your continued professional relationship with VLSI, and continued compliance with the policies of VLSI, as well as this letter agreement and the agreement referenced immediately above.

     5. You understand that your entitlement to all salary and perquisites provided to you by VLSI and your participation in the VLSI employee benefit plans and arrangements will be terminated as of your Termination Date, except as otherwise specifically provided in paragraph 2 above or in any employee benefit plan covering employees generally and under COBRA.

     6. Further, the compensation and benefits set forth above are in lieu of any other remuneration or benefit from VLSI, and fully discharge all obligations of VLSI to you.

     7. By executing the accompanying copy of this letter and returning it to me, you will thereby acknowledge and represent to VLSI that (i) you have had sufficient opportunity (at least twenty-one (21) days) to consider carefully and fully understand the provisions of this letter agreement (which includes a settlement and general release),
(ii) you have been advised and had an opportunity to consult with your attorney prior to executing this Agreement, (iii) the consideration that is described above to be given to you includes consideration that is in addition to what you would be entitled to on termination under VLSI policy in the absence of this letter agreement, (iv) you are signing the accompanying copy of this letter agreement and returning it to me voluntarily with a full and complete understanding of the effect and consequences of its terms and provision and without in any respect any pressure or duress, (v) you understand that you may revoke this letter agreement by delivering a written notice of revocation to an authorized officer of VLSI no later than seven (7) days after your execution of this letter agreement and this letter agreement shall not become effective or enforceable until this seven (7) day period has expired.

     8. By executing the accompanying copy of this letter and returning it to me, you agree that, in consideration of the additional benefits and payment specified above (which VLSI is extending to you without any obligation to do so), you thereby release VLSI, each of its affiliates, and each of their respective agents, employees, investors, officers, shareholders, divisions, subsidiaries, parents, directors, successors and assigns (a "Release") from any and all claims, demands, rights, actions, and causes of action that could be asserted, whether known or unknown, including claims for attorney's fees and costs, existing prior to the date of this letter or accruing or occurring at any time in the future, (except those rights and claims arising after the effective date of this agreement) arising out of your employment relationship with VLSI or any of its affiliates or the termination thereof, or any other relationship with any of them, including, but not limited to, those whether arising out of any claims for violations of any alleged contract, express or implied, any covenant of good faith and fair dealing, whether express or implied any tort, or any federal, state or local statute, order, rule or regulation including, but not limited to, the Age Discrimination in Employment Act (ADEA), Title VII of the Civil Rights Act of 1964, the California Fair Employment Act, and the California Labor Code; except for your rights and benefits specified in this letter agreement. VLSI acknowledges that at this time it has no knowledge of any claims against you that might be an offset to any payments required to be made to you hereunder. For purposes of the preceding sentence, knowledge of VLSI shall be deemed to be the knowledge of the members of its Board of Directors and its senior executive officers.

     9. You expressly waive all rights under Section 1542 of the Civil Code of the State of California, which section provides as follows:

          "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

     10. By executing the accompanying copy of this letter agreement and returning it to me, and in consideration of the benefits and payments specified above, you also agree that you will not commence any civil or administrative action or otherwise assert any claim against any Releasee in connection with your employment relationship with VLSI or the termination thereof, or any other relationship with any of them, under any statutory, regulatory, constitutional, or common law theory or provision, state or federal, except in respect of your rights and benefits specified in this letter agreement.

     11. Both you and VLSI mutually covenant not to disclose the fact of and terms of this letter and further agree we will not publicize or otherwise disclose any of the terms of this letter, except as required by applicable law and except that you may disclose this information in confidence to your spouse and attorney and VLSI may disclose it in confidence to those in its employ who have a need to know and its attorneys. Both you and VLSI agree not to disparage the other to any and all third parties.

     12. Both you and VLSI agree that in signing this letter agreement each of us does not rely and has not relied upon any representation or statement not set out herein made by anyone with respect to this letter agreement.

     13. This letter agreement (including the agreement regarding inventions, confidentiality and other matters expressly referenced above in paragraph 3) sets out the entire agreement between you and VLSI and fully supersedes all prior agreements and understandings pertaining to the subject matter hereof. The laws of the state of California shall govern the validity, performance and construction of this agreement.

     14. In the event that any law governing its construction, performance or enforcement prohibits any provision of this letter agreement, such provision shall be ineffective only to the extent of such prohibition without invalidating any of the remaining provisions.

     On behalf of the management of VLSI, I would like to wish you success in your future endeavors.

Very truly yours,

/s/ Alfred J. Stein

Alfred J. Stein
Chief Executive Officer

THIS AGREEMENT CONTAINS A SETTLEMENT AND RELEASE. PLEASE CAREFULLY READ AND CONSIDER BEFORE SIGNING.

I ACCEPT AND AGREE TO THE ABOVE AS OF THE BELOW DATE:

/s/ Richard M. Beyer

------------------------------------
Richard M. Beyer

August 19, 1998

                                     SCHEDULE A


Richard M. Beyer
Vested/Exercisable as of 9/11/98

--------------------------------------------------------------------------------
    Grant #       Date          # Shares         OP        Vested       Unvested
--------------------------------------------------------------------------------
    013441       9/9/96          30,000        $13.00       15,000        15,000
--------------------------------------------------------------------------------
    013442       9/9/96         220,000        $13.00      110,000       110,000
--------------------------------------------------------------------------------
    013445      10/8/96         125,000        $15.31       41,666        83,334
--------------------------------------------------------------------------------
    014095      4/14/97          25,000        $18.00        6,250        18,750
--------------------------------------------------------------------------------
    015309      3/17/98         100,000       $17.563            0       100,000
--------------------------------------------------------------------------------
                                                           172,916       327,084
                                                           ---------------------

Additional Vesting (for period 9/11/98-9/11/99)
(Additional Vested Portion)

--------------------------------------------------------------------------------
     Grant #         Date            # of Shares           OP          Additional
                                                                        Vesting
--------------------------------------------------------------------------------
     013441          9/9/96              30,000          $13.00           7,500
--------------------------------------------------------------------------------
     013442          9/9/96             220,000          $13.00          55,000
--------------------------------------------------------------------------------
     013445          10/8/96            125,000          $15.31               0
--------------------------------------------------------------------------------
     014095          4/14/97             25,000          $18.00               0
--------------------------------------------------------------------------------
     015309          3/17/98            100,000         $17.563               0
--------------------------------------------------------------------------------
                                                                         62,500
                                                                         ------